Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into on Monday. May 1, 2017 (the “Effective Date”), by and between Snap Interactive, Inc., a Delaware corporation (the “Company”), and Arash Vakil (“Executive”). In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.  Agreement to Employ. The Company desires to secure the services of Executive as its Chief Product Officer (“CPO”). The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company. The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company. ·

2.  Term of Agreement. This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement. The Agreement’s stated term and the employment relationship created hereunder will begin on the Effective Date and will remain in effect for one (1) year, unless earlier terminated in accordance with Section 9 (the “Initial Employment Term” ). This Agreement shall be automatically renewed for successive one (1) year terms after the Initial Employment Term (each a “Renewal Term” ), unless terminated by either party upon written notice (“Non-Renewal Notice”) given at least ninety (90) days before the end of the Initial Employment Term or any Renewal Term, as applicable, or unless earlier terminated in accordance with Section 9. The period during which Executive is employed under this Agreement (including any Renewal Term(s)) will be referred to as the “Employment Period.”

3.  Surviving Agreement Provisions. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 12 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4. Services to be Provided by Executive.

(a)  Position and Responsibilities. Executive’s services hereunder will commence as of the Effective Date. Subject to the Agreement’s terms, Executive agrees to serve the Company as its CPO. Executive shall have the duties and privileges customarily associated with executives occupying the role of CPO, and Executive shall perform all reasonable acts customarily associated with such roles, or necessary and/or desirable to protect and advance the best interests of the Company. Executive will report to the Chief Executive Officer (“CEO”). Executive agrees to devote substantially all of his business time to the business of the Company (except as provided below).

(b)  Executive’s Employment Representations. Executive agrees that he (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the consent of the Board of Directors (“Board’’) (which consent will not be unreasonably withheld); (ii) will serve as an Executive of the Company; and (iii) shall not, directly or indirectly, have any interest in, or perform any services for, any business competing with or similar in nature to the Company’s Business as set forth in Section 7. Executive further represents to the Company that (i) he is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; (ii) Executive is under no contractual, legal, or fiduciary obligation or burden that he will allow to interfere with Executive’s ability to perform services under the Agreement’s terms; and (iii) he has no bankruptcies, convictions , disputes with regulatory agencies, or other disclosable or disqualifying events that would impact the Company or its ability to conduct securities offerings.

5.  Compensation for Services. As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a) Base Salary. Executive shall receive an annualized base salary (“Base Salary”) of Two Hundred Thirty-Five Thousand Dollars (US $235,000), effective retroactively from February 1, 2017 and prorated for any partial years of employment. Additionally, the Company will review Executive’s Base Salary at least annually during the Employment Period, and, in the sole discretion of the Board, may increase (but not decrease) such Base Salary from time to time, but shall not be obligated to effectuate such an increase. Executive’ s compensation shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the Company’s normal payroll procedures.

(b) Bonus Compensation.

(i) For the 2017 calendar year, Executive shall be eligible to receive an annual incentive bonus (the “Annual Incentive Bonus”) of up to Sixty Thousand Dollars (US $60,000) as follows:

(A)  Fifteen Thousand Dollars (US $15,000) of such Annual Incentive Bonus shall be paid to Executive during the annual review period (generally January or February) in 2018 and in each subsequent year at the same amount or higher, provided Executive is employed by the Company on th_e date the Annual Incentive Bonus is paid; and

(B) The Board shall determine, in its sole discretion, what, if any, portion of the remaining Forty-Five Thousand (US $45,000) of the Annual Incentive Bonus should be paid to Executive, and the Company shall pay such additional amount (if any) at the same time as the guaranteed portion described above in (A), provided that Executive is employed by the Company on the date the Annual Incentive Bonus is paid. As soon as practicable after the Effective Date, the CEO will endeavor in good faith to formulate benchmarks and/or targets on the basis of which the portion of the Annual Incentive Bonus subject to this subsection (B) will be determined, and the CEO will promptly communicate those benchmarks and/or targets, in writing, to Executive.

(ii) Annual incentive bonuses awarded to Executive for subsequent calendar years shall be determined by the Board, based on criteria to be established jointly by the CEO and Executive. Each such annual incentive bonus shall be payable during the annual review period (generally January or February) in the calendar year following the calendar year to which the annual incentive bonus relates, provided Executive is employed by the Company on such payment date.

(c)  Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks paid vacation annually. Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company. Upon the termination of Executive’s employment, for any reason, Executive will forfeit any accrued but unused vacation.

(d)  Other Benefits and Perquisites. Executive shall be entitled to participate in the-benefit plans provided by the Company for all employees generally, and for the Company’s executive employees. The Company shall be entitled to change or terminate these plans in its sole discretion at any time. Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit. Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

(e)  Withholdings and Deductions. The compensation described in this Section 5 is subject to all legally required and authorized withholdings and deductions.

(f)   2017 Equity Award. As soon as administratively practicable after the effective date of this Agreement and subject to Board approval, Executive will receive, by separate agreement, a stock option granted under the Snap Interactive, Inc. 2016 Long-Term Incentive Plan (the “LTIP”) with respect to Fourteen Thousand Two Hundred and Eighty-Six (14,286) shares of the Company’s common stock (as may be adjusted pursuant to the terms of the LTIP), with an exercise price equal to the fair market value (as determined in accordance with the LTIP) of the Company’s common stock on the date of grant, vesting in four (4) separate tranches of twenty-five percent (25%) each, with the first tranche vesting on the one (1) year anniversary of the date of grant and the remaining three (3) tranches vesting on one (1) year intervals thereafter (subject to early termination or forfeiture in accordance with the terms of the award agreement) (the “2017 Stock Option”).

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6. Confidential Information.

(a)   Confidential Information. The Company shall provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information” ) and shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place Executive in a position to develop business goodwill on behalf of the Company. For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i) Technologies developed by the Company and any resarch data or other documentation related to the development of such technologies, including all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others during the period of Executive’s employment by the Company;

(ii) All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s business, trade secrets, products or services;

(iii) Customer lists and prospect lists developed by the Company;

(iv) Information regarding the Company’s customers which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v) Information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi) Training materials developed by and utilized by the Company; and

(vii) Any other information that Executive acquired as a result of his employment with the Company and which Executive has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be harmed if the Confidential Information were disclosed.

The Company hereby notifies Executive in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding . The Company further notifies Executive that if Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(b)    Disclosure Of Confidential Information. Executive agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during or after his employment terminates for any reason: (a) use the information for any purpose other than the benefit of the Company; or (b) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company. Executive shall also take reasonable steps to safeguard such Confidential Information and to prevent its disclosure to unauthorized persons.

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(c) Return Of Information. Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of his employment with the Company and any copies of any such documents /information. Executive shall not retain any originals or copies of any documents or materials related to the Company’s business, which Executive came into possession of or created as a result of his employment with the Company. Executive acknowledges that such information, documents and materials are the exclusive property of the Company. In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7.  Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, (iii) the compensation and other benefits provided by the Company to Executive, and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, Executive agrees to enter into the following restrictive covenants.

(a)     Non-Competition. Executive agrees that, during the Employment Period and during the Non Competition Period (defined below), other than in connection with his duties under this Agreement , he shall not , without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in the Company’s Business (defined below) within the Restricted Area (defined below) . Notwithstanding the foregoing, Executive shall be permitted during the Employment Period to own, directly or indirectly, solely as an investment, securities of any organization or entity, which are traded on any national securities exchange or NASDAQ if Executive is not the controlling shareholder, or a member of a group that controls such organization or entity, and directly or indirectly, does not own three percent (3%) or more of any class of securities of such organization or entity.

For purposes of this Agreement:

“Non-Competition Period” means a period of twelve (12) months immediately following the date of Executive’s termination from employment for any reason.

“Non-Solicitation Period” means a period of twenty-four (24) months immediately following the date of Executive’s termination from employment for any reason.

“Business” means the business of establishing and/or providing online dating services, the business of establishing and/or providing business to consumer (B2C) group video chat and live video streaming applications and any other commercially available businesses in which the Company is actually engaged as of the date Executive’s employment terminates and as to which Executive participated or had knowledge of Confidential Information.

“Restricted Area” means, because the Company’s business is nationwide, Executive’s responsibilities are nationwide in scope, and Executive has access to the Company’s Confidential Information on a nationwide basis, all States comprising the United States, and any other geographic area in which the Company conducts business and for which Executive has responsibilities during Executive’s employment.

(b)  Non-Solicitation. Executive agrees that, during the Employment Period and during the Non-Solicitation Period, other than in connection with his duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager , agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(i) Solicit business from, interfere with, attempt to solicit business with, or do business with any customer and/or business partner of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) Executive contacted, called on, serviced or did business with during Executive’s employment at the Company; (2) Executive learned of solely as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information. The parties acknowledge and agree that, for purposes of this Agreement, the term “customer” does not include actual or potential consumers or users of the Company’s services, including its online dating services. This restriction in this Section 7(b)(i) applies only to the Business (as defined above) of the Company or any affiliate thereof; or

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(ii) Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

(c)    Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort. Therefore, Executive agrees that during his employment and after the termination of his employment, Executive shall not in any way; directly or indirectly, publicly disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees.

(d)  Tolling. If Executive violates any of the restrictions contained in this Section 7 (other than subsection (c) of this Section 7), the Non-Competition Period and/or Non-Solicitation Period, as applicable, shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the reasonable satisfaction of the Company.

(e)  Remedies. Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Sections 6 and 7 of this Agreement would result in irreparable injury to the Company. In the event of a breach by Executive of Sections 6 or 7 of this Agreement, then the Company shall be entitled to (i) a temporary restraining order and injunctive relief restraining Executive from the commission of any breach , and/or (ii) recover attorneys’ fees, expenses and costs the Company incurs in such action. Further, if the Company prevails in any action brought by Executive (or anyone acting on his behalf) seeking to declare any term in this Section 7 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action.

(f) Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its businesses and the goodwill thereof. Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company.

8.  Trading Restrictions. Executive will be subject to trading and sales volume limitations in accordance with (a) applicable law, including Rule 144 under the Securities Act of 1933 as amended; and (b) such written insider trading policies as the Board may adopt and promulgate for Company employees generally.

9.  Termination of Agreement. The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a)   Death or Permanent Disability. This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive. For this purpose, ” permanent disability” shall mean that Executive is, by reason of any medically determinable physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or is determined to be totally disabled by the U.S. Social Security Administration.

(b)   Termination for Cause. The Company shall have the option to terminate Executive’s employment during the Employment Period, effective upon written notice of such termination to Executive, for Cause as the Company determines. Under the Agreement, termination for “Cause” means the Company’s termination of Executive’s employment upon the occurrence of any of the following events:

(i) Any act of fraud, misappropriation or embezzlement by Executive regarding any aspect of the Company’s business;

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(ii) The material breach by Executive of any Agreement provision and the failure of Executive to cure the same in all material respects within thirty (30) days after written notice thereof from the CEO or Board;

(iii) The conviction of Executive by a court of competent Jurisdiction of a felony or a crime involving moral turpitude;

(iv) The intentional and material breach by Executive of any non-disclosure or non- competition/non-solicitation provision of any agreement to which Executive and the Company or any of its subsidiaries are parties;

(v) The substantial failure by Executive to perform in all material respects his duties and responsibilities (other than as a result of death or disability) and the failure of Executive to cure the same in all material respects within thirty (30) days after written notice thereof from the CEO or Board;

(vi) The failure or refusal of Executive to follow the lawful directives of the Company, which, if curable, Executive failed or refused to cure within thirty (30) days after written demand is delivered;

(vii) Willful conduct by Executive that is materially injurious to the Company;

(viii) Acceptance of employment with any employer other than the Company except upon written permission of the Board; or

(ix) The breach by Executive of his fiduciary duties to the Company.

In the event Executive’s employment is terminated for Cause under this Agreement, Executive shall be entitled to the compensation provided in Section 10(a) below.

(c)  Termination by the Company without Cause. The Company may terminate this Agreement without Cause at any time upon thirty (30) days’ written notice to Executive, during which period Executive shall not be required to perform any services for the Company other than to assist the Company in training his successor and generally preparing for an orderly transition; PROVIDED, HOWEVER, that, Executive shall be entitled to compensation upon such termination as provided in Sections l0 (a) and (b) below.

(d)  Termination by Executive for Good Reason. Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without Executive’s prior written consent: (i) Executive’s being required to report to a regular place of employment outside New York, New York; (ii) the Company’s material breach of any of the terms and conditions of this Agreement; or (iii) a detrimental and material change in Executive’s title, compensation, duties, or responsibilities; provided, however, that within ninety (90) days following Executive’s learning of such Good Reason, (1) the Company shall be given written notice of Executive’s intent to terminate his employment under this paragraph, and (2) the Company shall have thirty (30) days from receipt of such written notice to cure any such breach or change to the reasonable satisfaction of Executive. Upon such termination for Good Reason, Executive shall be entitled to compensation as provided in Sections l0 (a) and (b) below.

(e)   Termination by Executive Other Than for Good Reason. Executive may terminate this Agreement other than for Good Reason at any time upon forty-five (45) days’ written notice to the Company. Upon termination of this Agreement, the Company shall have no obligation to Executive other than as set forth in Section 10 (a).

(f) Separation from Service. For purposes of this Agreement, including, without limitation, Sections 10 and 11, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance issued thereunder.

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10. Compensation Upon Termination. Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following:

(a)   Compensation Upon Termination for Any Reason. Upon termination of Executive’s employment during the Employment Period before the expiration of the stated term hereof for any reason, Executive shall be entitled to the following within thirty (30) days of such termination:

(i) Salary. The Base Salary earned by him before the effective date of termination as provided in Section 5(a) (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Executive during the salary payment period to the effective date of termination; and

(ii) Unreimbursed Business Expenses; Company Benefit Plans. Any unreimbursed reasonable business expenses and any amounts to which Executive is entitled to under the Company’s benefit plans in accordance with their terms.

(b)  Additional Compensation and Benefits Upon Non-Renewal by the Company or Upon Termination by the Company Without Cause or by Executive for Good Reason. If, at any time, (i) the Company elects not to renew this Agreement for any Renewal Term and Executive’s employment terminates as a result of such non renewal, (ii) the Company terminates Executive’ s employment without Cause (as defined in Section 9(b) above), or (iii) Executive terminates his employment for Good Reason (as defined in Section 9(d) above), then the Company shall, subject to Executive’s execution of a general release of claims in favor of the Company and subject to Executive’s compliance with Section 6 and Section 7, provide to Executive, in addition to the amounts set forth in Section l0(a) above, an amount equal to three (3) months of Executive’s then-current annualized Base Salary, payable in three (3) equal monthly installments commencing on the Company’s first regular payroll date after the release of claims provided by Executive has become effective and binding upon Executive, provided, that, if the maximum forty-five (45) day consideration period and revocation period described in Section 10(d) spans two tax years, then the payments shall commence in the second tax year. Additionally, if Executive is eligible and timely elects to continue his health insurance coverage pursuant to the COBRA statute, and subject to Executive’s execution of the release of claims referred to above, the Company will continue to pay its portion of Executive’s monthly health insurance premiums for the earlier of (A) the three (3) months following the effective date of termination of Executive’s employment or, (B) the date Executive’s coverage under such group health plans terminates for any reason; provided that the Company’s payment of such premiums shall be limited to the same proportion of the cost of coverage under the Company’s group health plans as the Company pays on behalf of its employees generally (the “COBRA Entitlement”).

Executive shall have no obligation to mitigate any severance obligation of the Company under this Agreement by seeking new employment. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in future employment.

Notwithstanding the foregoing, with respect to any stock options, restricted stock, or other plans or programs in which Executive is participating at the time of termination of his employment, Executive’s rights and benefits under each of these plans shall be determined in accordance with the terms, conditions, and limitations of the plans and any separate agreement executed by Executive which may then be in effect.

(c)   Penalty for Breach of Covenants. For any period of time that Executive is in breach of Section 6 or Section 7, the Company shall not be obligated to pay any severance payments referenced in this Agreement, the Company’s severance obligations shall terminate and expire, and the Company shall have no further obligations to Executive from and after the date of such breach. Additionally, the Company may recover any severance pay previously paid to Executive for the period of time that Executive was in breach of Section 6 or Section 7. The Company shall have all other rights and remedies available under this Agreement or any other agreement at law or in equity.

(d)   Release. Payment of any of the amounts described in this Section 10 is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the period of Executive’s employment with the Company, within the forty-five (45) day period following the end of Executive’s employment and not revoking such Waiver and Release of Claims during any applicable revocation period.

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11. Compensation Upon Change in Control.

(a)  Change in Control. For purposes of this Agreement, a “Change in Control” of the Company occurs upon a change in the Company’s ownership or the ownership of a substantial portion of its assets, as follows:

(i) Change in Ownership. A change in ownership of the Company occurs on the date that any Person, other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change· of Control;

(ii) Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) all or a substantial portion of the assets of the Company, by reason of any sale, lease, exchange or other transfer of the assets of the Company. For purposes hereof, a “substantial portion of the assets of the Company” shall mean any portion of the Company’s overall assets representing more than fifty percent (50%) of the fair market value of the Company’s overall assets. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’ s stock; (2) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (4) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

For purposes of paragraphs (i) and (ii):

“Person” shall have the meaning given in Section 770l (a)(l) of the Code. Person shall include more than one Person acting as a group as defined by the Treasury Regulations issued under Section 409A of the Code.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

The provisions of this Section 11(a) shall be interpreted in accordance with the requirements of the Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 11(a) shall be in compliance with the requirements of said Code Section and said Treasury Regulations. Notwithstanding, anything in this Agreement to the contrary, the transaction contemplated in the Agreement and Plan of Merger between SNAP Interactive, Inc., SAVM Acquisition Corporation, and A.V.M. Software, Inc. and Jason Katz, as the Company Representative, dated as of September 13, 2016 (the “Merger” ) shall not be deemed a Change in Control for purposes of this Agreement.

(b) Benefits Upon Termination Following Change in Control.

(i) Severance Benefits. If, during the sixty (60) day period immediately prior to a Change in Control or during the one year period beginning on the date of a Change in Control (the “Change Period’’), (A) Executive’s employment is terminated by the Company (or by the acquiring or successor business entity following a Change in Control) other than for Cause (as defined in. Section 9(b) above), or (B) Executive terminates his employment with the Company (or with the acquiring or successor business entity following a Change in Control) for Good Reason (as defined in Section 9(d) above), then Executive shall receive, in lieu of the severance benefits described in Section 10(b) above and subject to Executive’s execution of a general release of claims as provided in Section 11(d) below, a severance benefit in an amount equal to three (3) months of Executive’s annualized Base Salary (specified in Section 5(a)) as in effect on the date of the Change in Control plus three (3) month of the COBRA Entitlement.

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(ii) No Payments Upon Breach. The Company shall have no obligation to provide Executive with any severance compensation under this Section 11 if Executive is in breach or violation of any of the covenants contained in Sections 6 or 7, which are applicable to Executive at the time of the severance payment.

(iii) No Duplication of Payment. The payment of severance benefits under this Section 11 shall be in lieu of, and not in addition to, any payments under Section 10(b).

(iv) Time and Form of Payment. Except as otherwise provided by Section 12, the Company shall pay the severance amount referenced in Section 11(b)(i) in a lump sum on the date that is sixty (60) days after the date of Executive’s termination.

(v) Notwithstanding the foregoing, with respect to any stock options, restricted stock, or other plans or programs in which Executive is participating at the time of termination of his employment, Executive’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Executive which may then be in effect

(c)  No Mitigation or Offset. Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Section 11 by the amount of earnings or benefits received by Executive in future employment.

(d)   Release. Payment of any of the amounts described in this Section 11 is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the period of Executive’s employment with the Company, within the forty-five (45) day period following the end of Executive’s employment and not revoking such Waiver and Release of Claims during any applicable revocation period.

12. Other Provisions.

(a)   Remedies; Legal Fees. Each of the parties to this Agreement shall be entitled to enforce his or its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys’ fees.

(b)   Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Executive in violation of this Section 12(b) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

(c)  Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 12(c).

(d) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (or to such subsequent addresses as the parties may give one another notice of):

If to Executive, at the address last on record for him with the Company.

If to the Company:

Snap Interactive, Inc.

320 W. 37th Street, 13th Floor

New York, NY 10018

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(e)   Further Acts. Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(f)  Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter. The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used. Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(g)   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(h) Venue. The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in New York, New York.

(i) Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(j) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(l) Directors and Officers Insurance/Indemnification. During the Employment Period, the Company shall maintain Executive as an insured party on directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers. Either through its directors and officers insurance policy and pursuant to the terms thereof or, if such insurance is not available, otherwise, the Company will indemnify and hold Executive harmless against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which Executive is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any affiliate of the Company, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if Executive is determined by a court of competent jurisdiction to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance. Promptly after receipt by Executive of notice of the commencement of any action (including any governmental action) or threat thereof, Executive shall, if a claim covered by this Section 12(1) is to be made or is threatened against Executive, deliver to the Company a written notice of the commencement or threat thereof and the Company shall have the right to participate in, and, to the extent ,the Company so desires to assume the defense thereof with counsel selected by the Company and approved by Executive (whose approval shall not be unreasonably withheld); provided, however, that Executive (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Company, if, and only if, representation of Executive by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between Executive and any other party represented by such counsel in such proceeding. Executive’s failure to deliver written notice to the Company within a reasonable time of the commencement’ or threat of any action for which Executive seeks indemnification under this Section 12(1), if prejudicial to the Company’s ability to defend such action, shall relieve the Company of any liability to Executive under this Agreement.

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13. Section 409A of the Code

(a)    To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service. During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest applicable to six (6) month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, NA., or Bank of America, on the date of such “separation from service.” Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 13 (together with accrued interest thereon) shall be paid to Executive or Executive’s beneficiary in one lump sum.

(b)  It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

{Signature Page Follows}

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicate above.

THE COMPANY:

Snap Interactive, Inc.

By:	/s/ Alexander Harrington
Name:	Alexander Harrington
Title:	CEO

EXECUTIVE:

By:
Arash Vakil

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